NEWS RELEASE

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NOBLE ENERGY ANNOUNCES IMPACT OF HURRICANE RITA
HOUSTON (October 10, 2005) — Noble Energy, Inc. (NYSE: NBL) provided an update today on the current status of the company’s operations in the Gulf of Mexico. The company has resumed operations in the Gulf of Mexico with total net production currently at approximately 10,000 barrels of oil equivalent per day (Boepd). The company expects Gulf of Mexico production to continue to increase depending on the restarting of pipeline and other facilities not operated by Noble Energy.
Prior to Hurricane Katrina in August 2005, Noble Energy’s net Gulf of Mexico production averaged approximately 26,000 Boepd for June and July, or approximately 16 percent of Noble Energy’s total net production at the end of the second quarter. Based on the initial inspections of the company’s operated platforms, no additional major damage has been identified as a result of Hurricane Rita, although damage to third party processing and pipeline facilities has slowed the reinstatement of production. All potentially impacted areas in the Gulf of Mexico were shut in prior to the arrival of Hurricane Rita, and all personnel were safely evacuated.
2005 PRODUCTION OUTLOOK
Average BOE production in 2005 (including production from the acquisition of Patina Oil & Gas, which closed May 16, 2005) is expected to increase approximately 36 percent compared to the full year 2004, with average production of approximately 145,000 to 146,000 Boepd. Third quarter 2005 production is expected to average 168,000 Boepd, an increase of 58 percent from the third quarter 2004, but below expectations due to the impacts of Hurricanes Katrina and Rita. Fourth quarter production is expected to range from 165,000 to 170,000. Noble Energy’s production may be impacted by several factors in the fourth quarter, including:
•	Potential additional weather-related shut-ins in the U.S. Gulf of Mexico and Gulf Coast areas;

•	Timing of the start-up of the Swordfish deepwater development;

•	The rate at which third party processing facilities and pipelines return to operations.
At Swordfish, the company expects the first of three wells to begin production during the month of October. The remaining two wells are expected to begin production in November as additional third party facilities are reinstated.

Noble Energy is one of the nation’s leading independent energy companies and operates throughout major basins in the United States including the Gulf of Mexico, as well as the recently added Patina Oil & Gas properties located primarily in Colorado’s Wattenberg Field, the Mid-continent region of western Oklahoma and the Texas Panhandle, and the San Juan Basin in New Mexico. In addition, Noble Energy operates internationally in Argentina, China, Ecuador, Equatorial Guinea, the Mediterranean Sea and the North Sea. Noble Energy markets natural gas and crude oil through its subsidiary, Noble Energy Marketing, Inc. Visit Noble Energy online at www.nobleenergyinc.com.
This news release may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Noble Energy’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, the volatility in commodity prices for oil and gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are detailed in its Securities and Exchange Commission filings.
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